UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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INTERNATIONAL BANCSHARES CORPORATION

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April 16, 2021
My Fellow Shareholders:
Once again, we are preparing for our Annual Shareholders’ Meeting on Monday, May 17, 2021, at 5:00 p.m. We are planning to hold our Annual Shareholders’ Meeting in person as we did last year observing CDC best practices. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays in beginning the meeting promptly at 5:00 p.m. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041. We will celebrate our 55th anniversary in September of this year, and vow to continue working hard to achieve another successful 55 years.
In preparation for the meeting, I’m enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting on the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.
IBC continues to achieve some of the best returns in its history even with the huge challenges we faced with COVID-19 in 2020, because we focused on revenue performance and especially cost controls. As we move forward, excellence must continue to be the objective to sustain our record of being a high-performance bank. You have my commitment to keep that focus.
	2020	2019
Net Income	$167,319,000	$205,104,000
Total Assets	$14,029,467,000	$12,112,894,000
Return on Your Shareholders’ Equity	7.86%	9.97%
Book Value of Each of Your Common Shares	$36.14	$33.37
Basic Earnings per Share—Adjusted for Dividends	$2.63	$3.13
As I write this letter, the world continues to be immersed in dealing with all the challenges created by COVID-19. The health of the nation is at risk and clearly the economy is being damaged by all the actions mandated by government. Basically, business in America is struggling, especially small business. My hope is that the virus will be arrested, and the people will be able to emerge safely from their homes and start generating economic activity. The consumer represents 70% of the economy, and if the consumer is not engaged, the economy doesn’t perform and grow. By the time we meet, I hope I can report that our nation has achieved herd immunity by being largely vaccinated so that we can start to see full recovery across all sectors of the economy.
On January 22, 2021, your Board of Directors approved a fifty-five cents ($.55) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on February 5, 2021, which was paid to you on February 17, 2021. Your Board decided to pay the cash dividend earlier than in years past in an effort to help you financially manage through these troubled times. To reduce our cost and improve the dividend payment process, we urge you to select direct deposit to receive your cash dividend.
At the present moment, your health, safety, and wellbeing continue to be among my top priorities. Although we intend to hold our Annual Shareholders’ Meeting in person in Laredo as set forth above, we are actively monitoring developments of the COVID-19 pandemic. We remain both sensitive to the public health and travel concerns of our shareholders and vigilant to our compliance with the government regulations that have been and may yet be imposed. In the event that it becomes necessary or advisable to change the date, time, location, or means of our Annual Shareholders’ Meeting, we will announce that fact and alternative arrangements for the meeting as promptly as practicable. Such alternatives may include hosting the meeting at a different location, postponing the meeting to a later date or time, or conducting the meeting by remote or “hybrid” communication means, for example, by live webcast, teleconference, or other virtual-meeting methods. Logistical details of alternative meeting arrangements, including, if applicable, instructions for shareholders regarding their remote access of, participation in, and vote at a virtual meeting, will be issued by press release, filed as additional proxy material with the Securities and Exchange Commission (SEC), and posted on the Investors tab of our website at https://www.ibc.com/investors. AS ALWAYS, WE ENCOURAGE YOU TO VOTE YOUR SHARES PRIOR TO THE MEETING BY COMPLETING, SIGNING, AND RETURNING THE PROXY CARD.
If you are planning to attend our Annual Shareholders’ Meeting, please check our public filings with the SEC and our website prior to the meeting date for the most updated information based on the continued threat from COVID-19. Subject to the potential changes detailed above, we plan on having a social time immediately following our business session to provide you an opportunity to visit with your staff and enjoy the evening if government regulations and CDC recommendations permit. Just one last reminder, the meeting will begin promptly at 5:00 p.m. and it will be held at the IBC Annex Building on Jacaman Road. Please plan on arriving early in order to be assembled for the start of the meeting.
Sincerely yours,
Dennis E. Nixon
President
Enclosures